UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2007
Skilled Healthcare Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33459 (Commission File Number)	20-3934755 (IRS Employer Identification Number)

27442 Portola Parkway, Suite 200 Foothill Ranch, CA (Address of Principal Executive Offices)		92610 (Zip Code)
(949) 282-5800
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 30, 2007, Skilled Healthcare Group, Inc., a Delaware corporation (the “Company”), and certain affiliates of Laurel Healthcare Providers, LLC, a Delaware limited liability company (“Laurel”) entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which the Company will acquire substantially all the assets and assume the operations of ten skilled nursing facilities and a hospice company, all of which are located in or around Albuquerque, New Mexico, for approximately $51.5 million (the “Acquisition”). The purchase price is subject to certain adjustments based on rebased Medicaid reimbursement rates to be passed in New Mexico for 2007. Also, under the terms of the Agreement, the Company, Laurel, and its controlling affiliates have made customary representations, warranties and covenants to each other, and agreed to indemnify the other party for certain breaches of those representations, warranties and covenants. In addition, Laurel and its controlling affiliates agreed not to compete with the Company within 30 miles of the acquired facilities for a period of five years. Completion of the Acquisition is subject to certain conditions, including completion of due diligence investigations of Laurel’s business and assets by the Company and entry by certain Company subsidiaries and Laurel into agreements governing the transfer of operations from Laurel to the Company subsidiaries.
A copy of a press release issued by the Company on July 30, 2007, announcing the Acquisition, is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Document
99.1	Press Release, dated July 30, 2007, regarding the acquisition of the New Mexico facilities.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKILLED HEALTHCARE GROUP, INC. Registrant
Date: July 31, 2007	/s/ JOHN E. KING
John E. King
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release, dated July 30, 2007, regarding the acquisition of the New Mexico facilities.